Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent

Dimeco, Inc.

	State or Other
	Jurisdiction	Percentage
Subsidiaries of Dimeco, Inc.	of Incorporation	Ownership

The Dime Bank	Pennsylvania	100%

	State or Other
	Jurisdiction	Percentage
Subsidiaries of The Dime Bank	of Incorporation	Ownership

TDB Insurance Services, LLC	Pennsylvania	100%